SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Eloxx Pharmaceuticals, Inc.

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April 16, 2018

To our stockholders:

On December 19, 2017, Sevion Therapeutics, Inc. (“Sevion”) acquired Eloxx Pharmaceuticals, Limited (“Private Eloxx”) pursuant to a merger between the companies (the “Transaction”). Upon consummation of the Transaction (the “Closing”), Sevion adopted the business plan of Private Eloxx and discontinued the pursuit of Sevion’s business plan pre-Closing. In connection with the Transaction, Sevion acquired all of the outstanding capital stock of Private Eloxx in exchange for the issuance of an aggregate 20,316,656 shares of Sevion’s common stock, par value $0.01 per share (the “Common Stock”), after giving effect to a 1-for-20 reverse split effected immediately prior to the Transaction. As a result of the Transaction, Private Eloxx became a wholly-owned subsidiary of Sevion. While Sevion was the legal acquirer in the transaction, Private Eloxx was deemed the accounting acquirer. Immediately after giving effect to the Transaction, on December 19, 2017, Sevion changed its name to Eloxx Pharmaceuticals, Inc.

We are pleased to invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Eloxx Pharmaceuticals, Inc. to be held on Wednesday, May 16, 2018 at 2:00 p.m. Tel Aviv time at The Ritz Carlton, Herzliya, located at 4 Hashunit Street, Herzliya, 4655504 Israel.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet. Please carefully review the instructions for each of your voting options described in this proxy statement.

Thank you for your ongoing support of and continued interest in Eloxx Pharmaceuticals, Inc. We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert E. Ward

Chairman of the Board and Chief Executive Officer

ELOXX PHARMACEUTICALS, INC.

950 Winter Street

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 16, 2018

To the Stockholders of Eloxx Pharmaceuticals, Inc.:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Eloxx Pharmaceuticals, Inc., a Delaware corporation (the “Company”) will be held on Wednesday, May 16, 2018 at 2:00 p.m. Tel Aviv time at The Ritz Carlton, Herzliya, 4 Hashunit Street, Herzliya, 4655504 Israel for the following purposes:

1.	To elect the nine (9) nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2019 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global), as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

3.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 19, 2018. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on

May 16, 2018 at 2:00 p.m. Tel Aviv time at The Ritz Carlton, Herzliya, 4 Hashunit Street, Herzliya, 4655504 Israel

The Proxy Statement and Annual Report to the Stockholders are available at: www.proxypush.com/elox

By Order of the Board of Directors,

Gregory Weaver

Corporate Secretary

Boston, Massachusetts

April 16, 2018

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote by telephone or through the internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a brokerage firm, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that agent in order to vote your shares that are held in such agent’s name and account.

ELOXX PHARMACEUTICALS, INC.

950 Winter Street

Waltham, Massachusetts 02451

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are providing you with these proxy materials because the Board of Directors of Eloxx Pharmaceuticals, Inc. (the “Board” or “Board of Directors”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Eloxx Pharmaceuticals, Inc. (the “Company”), including at any adjournments or postponements thereof, to be held on Wednesday, May 16, 2018 at 2:00 p.m. Tel Aviv time at The Ritz Carlton, Herzliya, 4 Hashunit Street, Herzliya, 4655504 Israel. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail the proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017, on or about April 16, 2018 to all stockholders of record entitled to vote at the Annual Meeting. As used in this Proxy Statement, references to “we,” “us,” “our,” “Eloxx” and the “Company” refer to Eloxx Pharmaceuticals, Inc. and our subsidiaries.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Wednesday, May 16, 2018 at 2:00 p.m. Tel Aviv time at The Ritz Carlton, Herzliya, 4 Hashunit Street, Herzliya, 4655504 Israel. Directions to the Annual Meeting may be found at http://www.ritzcarlton.com/en/hotels/middle-east/herzliya/hotel-overview/directions . Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 19, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 27,527,738 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 19, 2018, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 19, 2018, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of nine (9) directors (the “Nominees”, individually a “Nominee”) to hold office until the 2019 Annual Meeting of Stockholders (“Proposal 1”); and

•	Ratification of the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (“Proposal 2”).

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For Proposal 1, you may vote “FOR” or “AGAINST” each of the Nominees, or “ABSTAIN” from voting for any Nominee you specify. For Proposal 2, the ratification of the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent registered public accounting firm for the fiscal year ending December 31, 2017, you may vote “FOR” or “AGAINST”, or “ABSTAIN” from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-430-8292 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your telephone vote must be received by 5:00 p.m. Tel Aviv time on May 15, 2018 to be counted.

•	To vote through the internet, go to www.proxypush.com/elox to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your internet vote must be received by 5:00 p.m. Tel Aviv time on May 15, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail in the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 19, 2018.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all the Nominees to the Board and “For” ratification of the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent registered public accounting firm for the fiscal year ending December 31, 2017. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1 is considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on this proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date (which automatically revokes the earlier proxy).

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your earlier-dated proxy to our Corporate Secretary c/o Eloxx Pharmaceuticals, Inc. at 950 Winter Street, Waltham, Massachusetts 02451.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 18, 2018 to our Corporate Secretary c/o Eloxx Pharmaceuticals, Inc. at 950 Winter Street Waltham, Massachusetts 02451, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to our bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2019 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on February 15, 2019 nor earlier than the close of business on January 16, 2019. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal 1, with respect to each Nominee, votes “FOR,” “AGAINST,” and “ABSTAIN,” and for Proposal 2, votes ““FOR,” “AGAINST,” and “ABSTAIN.” Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with this proposal. Proposal 2 is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Directors	Each Nominee receiving more “FOR” votes than “AGAINST” votes	No effect	No effect

2	Ratification of the Selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our Independent Registered Public Accounting Firm	A majority of the votes cast “FOR” Proposal 2	No effect	Not Applicable

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to be cast are present at the Annual Meeting in person or represented by proxy. On March 19, 2018, the record date, there were 27,527,738 shares outstanding and entitled to be cast. Thus, the holders of 13,763,870 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The letter to stockholders, proxy statement, Form 10-K and annual report to stockholders are available at www.proxypush.com/elox.

DESCRIPTION OF THE MERGER

On December 19, 2017, Sevion Therapeutics, Inc. (“Sevion”) acquired Eloxx Pharmaceuticals, Limited (“Private Eloxx” or “Eloxx Limited”) pursuant to a merger between the companies (the “Transaction”). Upon consummation of the Transaction (the “Closing”), Sevion adopted the business plan of Private Eloxx and discontinued the pursuit of Sevion’s business plan pre-Closing. In connection with the Transaction, Sevion acquired all of the outstanding capital stock of Private Eloxx in exchange for the issuance of an aggregate 20,316,656 shares of Sevion’s common stock, par value $0.01 per share (the “Common Stock”), after giving effect to a 1-for-20 reverse split effected immediately prior to the Transaction (the “Reverse Merger”). As a result of the Transaction, Private Eloxx became a wholly-owned subsidiary of Sevion. While Sevion was the legal acquirer in the transaction, Private Eloxx was deemed the accounting acquirer. Immediately after giving effect to the Transaction, on December 19, 2017, Sevion changed its name to Eloxx Pharmaceuticals, Inc.

Upon closing of the Reverse Merger, the Company assumed the obligations under outstanding warrants previously issued by Eloxx Limited to purchase its share capital and, in connection therewith, issued warrants to purchase 346,307 shares of the Company’s common stock to certain warrant holders of Eloxx Limited.

In addition, upon closing of the Reverse Merger, the Company assumed all of the outstanding obligations under the Eloxx 2013 Share Ownership and Option Plan (the “2013 Plan”) and, accordingly, the Company has reserved 2,307,738 shares of the Company’s common stock for issuance upon the exercise of such options. As part of the Company’s assumption of the outstanding options under the 2013 Plan, the Company also assumed the 2013 Plan and accordingly reserved 189,751 shares of the Company’s common stock for future grants.

Following the Reverse Merger and reverse stock split, and commencing December 20, 2017, the Company’s Common Stock symbol on OTCQB marketplace changed to “SVOND”, and subsequently changed to “ELOX” on January 19, 2018.

Effective with the Reverse Merger, each member of the board of directors of Eloxx Limited was appointed to the Company’s Board. All members of the Board pre-Reverse Merger, other than Steven D. Rubin, resigned from the Board. In addition, each officer of Eloxx Limited was reappointed as an officer of the Company. Also effective with the Reverse Merger, the Company’s Board affirmed its financial year end as December 31, 2017 to align with the fiscal year end of Eloxx Limited.

PROPOSAL 1

ELECTION OF DIRECTORS

Vacancies on the Company’s Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the majority of the remaining directors of the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

The Board presently has nine (9) members. Messrs. Robert Ward, Tomer Kariv, Ran Nussbaum, Gadi Veinrib, Martijn Kleijwegt and Steven Rubin, and Drs. Zafrira Avnur, Silvia Noiman and Jasbir Seehra, and all of these current directors have been nominated for reelection at the Annual Meeting by the Nominating and Corporate Governance Committee. Messrs. Ward, Kariv, Nussbaum, Veinrib and Rubin, and Drs. Avnur and Noiman were all appointed to the Board in connection with the Reverse Merger. Dr. Seehra was initially appointed to the Board by the full Board in February 2018, following recommendation of the Nominating and Corporate Governance Committee of the Board.

If elected at the Annual Meeting, all directors would serve until the 2019 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting.

If a quorum is present, each nominee receiving more votes in favor of his or her election than against, will be elected as director. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named herein. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any of the Nominees will be unable to serve.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee to believe that each Nominee should serve on the Board.

Nominees for Election as a Director

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Board, and Nominating and Corporate Governance Committee, to recommend that person as a nominee for director, as of the date of this proxy statement.

Mr. Ward, age 60, has served as Chief Executive Officer and Chairman of our Board since December 2017. He previously served as the Chief Executive Officer, President and member of the board of directors at Radius Health, Inc. from December 2013 to July 2017. Prior to joining Radius, Mr. Ward was Vice President for Strategy and External Alliances for the New Opportunities iMed of AstraZeneca from 2011 to December 2013. He has held a series of progressive management and executive roles with established companies such as NPS Pharmaceuticals, Schering-Plough (Merck), Pharmacia (Pfizer), Bristol-Myers Squibb and Genentech. Mr. Ward has been a Director of Akari Therapeutics, Plc since October 2016. Mr. Ward received a B.A. in Biology and a B.S. in Physiological Psychology, both from the University of California, Santa Barbara, a M.S. in Management from the New Jersey Institute of Technology and an M.A. in Immunology from The Johns Hopkins University School of Medicine. Our Board believes Mr. Ward’s experience as an executive and extensive knowledge in the development of pharmaceutical products qualifies him to serve on our Board.

Dr. Noiman, age 62, has served as a member of our Board since December 2017, and previously served as a member of the board of directors of Eloxx Limited (“Eloxx Limited Board”) since September 2013. She has over

25 years of experience as an entrepreneur and executive in the biopharmaceuticals industry, including serving as venture partner at Pontifax Venture Capital. Dr. Noiman founded Eloxx Limited in 2013 and held multiple executive roles from October 2013 to December 2017. She has served as venture partner of Pontifax IV since November 2015 and Pontifax II, since 2010. Dr. Noiman founded and served as Executive Chairwoman of many of the Pontifax VC portfolio companies, including cCAM Biotherapeutics Ltd, acquired by Merck (NYSE:MRK) in 2015. She was also founder and Senior Vice President of Predix Pharmaceuticals Ltd., bringing a small early-stage drug discovery company from inception to a $500M publicly traded multi-product company (NASDAQ, EPIX). Under Dr. Noiman’s leadership, the company progressed four discovery programs to late stage clinical trials and formed significant big pharma partnerships. Prior to founding Predix Pharmaceuticals Ltd., she was engaged in large-scale entrepreneurial activities in the biotech industry in Israel. Dr. Noiman received a M.P.Sc. in population genetics and her B.Sc. in Biology from the Faculty of Life Sciences at Tel-Aviv University, an M.B.A. from Recanati School of Management at Tel-Aviv University, a PhD in Molecular Biology from Tel Aviv University and did a post-doc at the Weizmann Institute of Science. Dr. Noiman has published numerous papers and holds several patents. Our Board believes Dr. Noiman’s in-depth knowledge of the Company and her experience in executive roles in the biotechnology industry qualifies her to serve on the Board.

Mr. Veinrib, age 40, has served as a member of our Board since December 2017, and previously served as a member of the Eloxx Limited Board since November 2014. He is a Partner at A-Grade Investments. Mr. Veinrib served as a Vice President of Elron Electronic Industries Ltd. from 2011 to July 2013. Prior to Elron, Mr. Veinrib worked at Discount Investment Corporation (DIC), serving as Assistant to the President and Chief Executive Officer of DIC. Mr. Veinrib received a B.A. in Economics from Tel Aviv University. Our Board believes Mr. Veinrib’s executive and financial leadership experience qualifies him to serve on the Board.

Mr. Nussbaum, age 45, has served as a member of our Board since December 2017, and previously served as a member of the Eloxx Limited Board since September 2013 He is a managing partner and the co-founder of The Pontifax Group. Mr. Nussbaum currently serves as a director on many of Pontifax’s portfolio companies, including UroGen Ltd., Prevail pharma, Ocon Medical, ArQule Inc. and serves as Keros’ Chairman of the board. Previously, Mr. Nussbaum was a Director of Kite Pharma (sold to Gilead Sciences, Inc.), Ccam Ltd. (Sold to Merck & Co. Inc.) and Chairman of the board of NasVax, Spearhead and Biomedix. Our Board believes Mr. Nussbaum’s experience as a venture capitalist investor in the biotechnology industry qualifies him to serve on the Board.

Mr. Kariv, J.D., age 57, has served as a member of our Board since December 2017, and previously served as a member of the Eloxx Limited Board since October 2016. He is the Co-founder, Managing Partner and Chief Executive Officer at Pontifax Ltd. and serves as its Chairman of the board. Mr. Kariv has been the Chairman of the board of Macrocure Ltd. since November 2015 and has been a Director since March 2008. He also currently serves as a Director of Check-Cap Ltd. and an Independent Director of Arno Therapeutics, Inc. and VBI Vaccines Inc. He previously served as a Director of Tucos, Inc., Therapix Biosciences Ltd. and CollPlant Holdings Ltd. Mr. Kariv has 10 years of experience as a seasoned venture capital industry executive and has played a key role in investing, managing and nurturing technology driven companies and startups and has held senior management positions at top Israeli financial institutions. Mr. Kariv received a BA in Economics from Harvard University and a Juris Doctor from Harvard Law School. Our Board believes Mr. Kariv’s extensive experience as a venture capital investor, financial executive and board member qualifies him to serve on the Board.

Mr. Rubin, age 57, has served as a member of our Board since December 2017, and previously served as a member of the Eloxx Limited Board since May 2014. He is the Executive Vice President – Administration and a Director of OPKO Health, Inc. Mr. Rubin is currently a Director of VBI Vaccines, Inc., Red Violet, Inc., Kidville, Inc., Non-Invasive Monitoring Systems, Inc., Cocrystal Pharma, Inc., Castle Brands, Inc., Neovasc, Inc. and ChromaDex Corp. Mr. Rubin previously served as a Director of Cogint, Inc. prior to the spinoff of Red Violet from Cogint in March 2018, Dreams, Inc., Safestitch Medical, Inc. prior to its merger with TransEnterix, Inc., SciVac Therapeutics, Inc. prior to its merger with VBI Vaccines, Inc., Tiger X Medical, Inc. prior to its merger with BioCardia, Inc., and PROLOR Biotech, Inc., prior to its acquisition by OPKO Health, Inc. Mr. Rubin received a B.A. in Economics from Tulane University and a J.D. from the University of Florida. Our

Board believes Mr. Rubin’s experience in the biopharmaceutical industry, along with his extensive public company board experience qualifies him to serve on the Board.

Dr. Avnur, Ph.D., age 67, has served as a member of our Board since December 2017, and previously served as a member of the Eloxx Limited Board since June 2017. Dr. Avnur is the Chief Scientific officer at Quark Venture Inc., a venture investment fund focused on life sciences investments. Prior to Quark, Dr. Avnur was the Global Head of Academic Innovation, Roche Partnering from 2009 until October 2016. Dr. Avnur was also named Global Head of Neglected Diseases Roche Partnering from 2010 until 2012. She also has created nine startup companies. Preceding her academic innovation leadership role, Dr. Avnur assumed responsibility for scientific evaluations of partnering opportunities and started the “Finder” group for Biomarkers for all therapeutic areas at Roche. She acted as Liaison between Pharma and Diagnostic Divisions and contributed to the PHC (Personalized Health Care) initiative. Prior to her partnering roles, Dr. Avnur worked in diagnostics and pharmaceuticals research and development for nearly 20 years. She held number positions progressing from scientist and manager to global responsibilities. In this role she was overseeing the advancement of compounds from the bench into the clinic, and was involved in the design and execution of early clinical studies that characterize the pharmacodynamics and clinical effects of a number of compounds. Dr. Avnur received a B.Sc. in biology and a M.Sc. in Biology from Ben Gurion University and a Ph.D. in Immunology from the Wizmann Institute. Our Board believes Dr. Avnur’s experience as an executive in research and development qualifies her to serve on the Board.

Mr. Kleijwegt, age 63, has served as a member of our Board since December 2017, and previously served as a member of the Eloxx Limited Board since June 2017. He is a Managing Partner and Co-owner of Life Sciences Partners (“LSP”) since founding it in 1998. Prior to that, he also was a Partner at Euroventures Ukraine Fund and served as a General Partner at Euroventures Benelux Team. Mr. Kleijwegt has over 30 years of hands-on finance and investment experience and has gained extensive experience in the life sciences sector. He served as a Member of the Supervisory Board, or as Non-Executive Director, of a number of LSP portfolio companies, including Movetis, Ness, Pronota, ActoGeniX, Prosensa, Eyesense, Crucell, Asoyia, ISTO, Quadrant Plc., Rhein Biotech N.V., and QIAGEN N.V. He currently serves as a Member of the Supervisory Board, or as Non-Executive Director, of the following LSP portfolio companies: OxThera, Orphazyme, Kiadis Pharma and Pharvaris. He received a Master’s degree in Economics from Amsterdam University. Our Board believes Mr. Kleijwegt’s experience as an executive and investor in the life sciences industry qualifies him to serve on the Board.

Dr. Seehra, age 62, has served as a member of our Board since February 2018. He has served as CEO of Keros Therapeutics since December 2015. Before that, he worked for Third Rock Ventures and helped establish Decibel (where he still serves on their scientific advisory board) and Ember Therapeutics (as chief scientific officer). Before joining Ember, Dr. Seehra was part of a team of scientific advisors for many companies. He has served as an advisor on Ember’s scientific advisory board since the company’s launch. With greater than 25 years of experience developing innovative small molecule and biologic drugs, Dr. Seehra served as chief scientific officer of Acceleron Pharma, Inc., which he co-founded in 2003. He has also served as vice president of biological chemistry at Wyeth and led the small molecule lead discovery effort at Genetics Institute, Inc., where he successfully built the institute’s small molecule drug discovery capabilities, including medicinal chemistry, high throughput screening and structural biology. Dr. Seehra has authored numerous publications and is an inventor on 78 patents. Dr. Seehra received a B.S. and a Ph.D. in biochemistry from the University of Southampton in England. He completed his postdoctoral work at the Massachusetts Institute of Technology. Our Board believes Dr. Seehra’s drug development and executive leadership experience qualifies him to serve on the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

While the Company’s current listing exchange, the OTCQB market, does not provide any guidance in its listing standards, the Company has adopted governance standards substantially similar to the Nasdaq Stock Market (“Nasdaq”) listing rules. As required under the Nasdaq listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Company’s board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Kariv, Nussbaum, Veinrib, Kleijwegt and Rubin, and Drs. Avnur and Seehra,. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Mr. Ward and Dr. Noiman are not independent by virtue of their current or prior executive officer positions.

Board Leadership Structure

The Board has a Chairman, Mr. Ward, who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the chairperson of each committee of the Board to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

After the Transaction, the Board met two (2) times prior to the end of the fiscal year ending December 31, 2017. After the Transaction, each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member, except for Messrs. Kariv and Kleijwegt and Dr. Avnur.

With respect to the meetings of the Board prior to the Reverse Merger, the Company does not have records available to determine neither the number of Board meetings held nor the attendance of Board members.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides the current committee membership information for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Robert E. Ward
Tomer Kariv					X
Ran Nussbaum					X	*
Dr. Silvia Noiman, Ph.D.
Gadi Veinrib			X
Dr. Zafrira Avnur, Ph.D.			X	*	X
Martijin Kleijwegt	X	*
Steven D. Rubin	X
Dr. Jasbir Seehra, Ph.D.	X		X

*	Committee Chairman

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

For the fiscal year ended December 31, 2017, the Audit Committee was composed of three directors: Messrs. Kleijwegt and Rubin and Dr. Seehra, with Mr. Kleijwegt serving as the chairman of the committee. Dr. Seehra replaced Dr. Veinrib as a member of the Audit Committee in 2018. The Audit Committee did not meet from the time of the Transaction through the fiscal year ended December 31, 2017. The Company does not have access to records to determine the number of times the Audit Committee met prior to the Reverse Merger. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://www.eloxxpharma.com/investors/corporate-governance/.

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the Company’s independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; reviews and approves or disapproves transactions between the Company and any related persons; confers with management, and the Company’s independent registered public accounting firm, as appropriate, regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual and quarterly financial statements with management and the independent registered public accounting firm, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all of the current members of the Audit Committee are independent (as independence is currently defined under Rule 5605(a)(2) of the Nasdaq listing rules and under Rule 10A-3 under the Exchange Act). The Board has also determined that Mr. Rubin qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Rubin’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for publicly and privately held companies.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee of the Board of Directors has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted,

Martijn Kleijwegt

Steven D. Rubin

Dr. Jasbir Seehra, Ph.D.

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

For the fiscal year ended December 31, 2017, the Compensation Committee was composed of three directors: Mr. Veinrib and Dr. Avnur and Seehra, with Dr. Avnur serving as the chairwoman of the committee. Dr. Seehra replaced Mr. Kleijwegt as a member of the Compensation Committee in 2018. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Compensation Committee did not meet from the time of the Transaction trough the fiscal year ended December 31, 2017. The Company does not have access to records to determine the number of times the Compensation Committee met prior to the Reverse Merger. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://www.eloxxpharma.com/investors/corporate-governance/.

The Compensation Committee acts on behalf of the Board to review, adopt and approve the Company’s compensation strategy, policies, plans and programs, including:

•	reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate;

•	reviewing and recommending to the Board the type and amount of compensation to be paid or awarded to Board members;

•	evaluating and approving the compensation plans and programs advisable for us, as well as evaluating and approving the modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements with the objective of appropriately balancing the perceived value of equity compensation and the dilutive and other costs of that compensation to us;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for our executive officers and, as appropriate, other senior management; and

•	administration of our equity compensation plans, pension and profit-sharing plans, stock purchase plans, bonus plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedures

The Compensation Committee holds regularly scheduled meetings and such special meetings as circumstances dictate. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the authority to retain, in its discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with SEC and Nasdaq requirements that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

The Compensation Committee considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. The Compensation Committee has the authority to delegate to the CEO and/or the officers of the Company who report directly to the CEO and all officers who are “insiders” subject to Section 16 of the Exchange Act (the “Senior Officers”), the determination of compensation under approved compensation programs, except that compensation action affecting the CEO or the Senior Officers may not be delegated. The Committee has direct responsibility and power to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluate the performance of the CEO in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), recommend to the Board for approval the compensation level for the CEO based on this evaluation.

Nominating and Corporate Governance Committee

For the fiscal year ended December 31, 2017, the Nominating and Corporate Governance Committee was composed of three directors: Messrs. Nussbaum and Veinrib and Dr. Avnur, with Mr. Nussbaum serving as the chairman of the committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating and Corporate Governance Committee did not meet from the time of the Transaction through the fiscal year ended December 31, 2017. The Company does not have access to records to determine the number of times the Corporate Governance Committee met prior to the Reverse Merger. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://www.eloxxpharma.com/investors/corporate-governance/.

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board and developing a set of corporate governance principles for us.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications and have the highest personal integrity and ethics. The Nominating and Corporate Governance Committee believes that each director should possess the requisite ability, judgment and experience to oversee the Company’s business, and should contribute to the overall diversity of the Board. Accordingly, the Nominating and Corporate Governance Committee considers the qualifications of directors and director candidates individually and in the broader context of its overall composition and the Company’s current and future needs. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

Stockholder Communications with the Board of Directors

Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year, the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

Code of Ethics

We have adopted the Eloxx Pharmaceuticals, Inc. Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.eloxxpharma.com/investors/corporate-governance/. If we make any substantive amendments to the Code of Business Conduct and Ethics or we grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

In December 2017, the Board documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed on our website at http://www.eloxxpharma.com/investors/corporate-governance/.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) has audited our financial statements since 2015. Representatives of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws, as amended, nor other governing documents or law require stockholder ratification of the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global).

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016 by Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) and by RSM US LLP.

	Fiscal Year Ended December 31,
	2017	2016
Audit Fees(1)	$259,815	$155,793
Audit-Related Fees
Tax Fees(2)	10,000	2,000
All Other Fees(3)	278,525

Total Fees	$548,340	$157,793

(1)	Represents fees billed for professional services provided to us in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, as well as audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Represents fees billed for tax compliance, tax advice and tax planning services, including the review and preparation of Israeli income tax returns.
(3)	Represents fees billed for professional services rendered for due diligence related to the reverse merger and related SEC filings.

The Company does not have adequate records to determine if all fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Kost Forer Gabbay & Kasierer (a member of

Ernst & Young Global). The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers as of the date of this proxy statement.

Name	Title
Robert E. Ward	Chief Executive Officer, Director
Gregory Weaver	Chief Financial Officer
Dr. Pedro Huertas, MD, Ph.D.	Chief Medical Officer

Mr. Ward, age 60, has served as Chief Executive Officer and Chairman of our Board since December 2017. He previously served as the Chief Executive Officer, President and member of the board of directors at Radius Health, Inc. from December 2013 to July 2017. Prior to joining Radius, Mr. Ward was Vice President for Strategy and External Alliances for the New Opportunities iMed of AstraZeneca from 2011 to December 2013. He has held a series of progressive management and executive roles with established companies such as NPS Pharmaceuticals, Schering-Plough (Merck), Pharmacia (Pfizer), Bristol-Myers Squibb and Genentech. Mr. Ward has been a Director of Akari Therapeutics, Plc since October 2016. Mr. Ward received a B.A. in Biology and a B.S. in Physiological Psychology, both from the University of California, Santa Barbara, a M.S. in Management from the New Jersey Institute of Technology and an M.A. in Immunology from The Johns Hopkins University School of Medicine. Our Board believes Mr. Ward’s experience as an executive and extensive knowledge in the development of pharmaceutical products qualifies him to serve on our Board.

Mr. Weaver, age 62, has served as our Chief Financial Officer since December 2017, and was previously the Chief Financial Officer of Private Eloxx beginning in October 2017. Prior to that, Mr. Weaver served as Chief Financial Officer of Prometic Life Sciences from October 2015 until August 2017, where he led the Company’s global financial team. Previously, Mr. Weaver served as Executive Vice President and Chief Financial Officer of Oryzon Genomics from September 2014 until October 2015, where he managed the company’s IPO financing. Earlier in his career, Mr. Weaver served as Chief Financial Officer of several other life sciences companies, including Fibrocell Science, Celsion Corp., Poniard Pharmaceuticals, and Sirna Therapeutics. In addition, Mr. Weaver currently serves as a Director of Egalet Corporation and Atossa Genetics. Mr. Weaver received a M.B.A. from Boston College, a B.S. in accounting from Trinity University, and a U.S. CPA certification.

Dr. Huertas, age 64, has served as our Chief Medical Officer since December 2017, and was previously the Chief Medical Officer of Private Eloxx beginning in May 2015. Prior to that, Dr. Huertas’ was with Precision Medicine as Clinical Lead and Head of Precision Medicine for Rare Diseases at Pfizer Worldwide Research & Development from 2012 until May 2015. He also previously held senior roles and Genzyme, Shire and Amicus Therapeutics. Dr. Huertas is a graduate of Stanford University (MS, Biochemistry), Harvard University (PhD, Cell and Developmental Biology), the Program in Health Sciences and Technology between Harvard Medical School and the Massachusetts Institute of Technology (MD), and the Sloan School of Management at the Massachusetts Institute of Technology (MS, Management). He trained in Internal Medicine, Rheumatology, and Palliative Care at Massachusetts General Hospital.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information relating to the beneficial ownership of our common stock as of March 31, 2018, by (a) each person, or group of affiliated persons, known by us to beneficially own more than five percent (5%) of the outstanding shares of our common stock, (b) each of our directors, (c) each of our named executive officers, and (d) all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or dispositive power as well as any shares that the individual has the right to acquire within 60 days of March 31, 2018 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 27,527,738 shares of our common stock outstanding as of March 31, 2018. Shares of common stock that a person has the right to acquire within 60 days of March 31, 2018, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise noted below, the address of the persons listed on the table is c/o Eloxx Pharmaceuticals, Inc., 950 Winter Street, Waltham, MA 02451.

Beneficial Owner Greater than 5% Stockholders	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Pontifax Funds (1)	8,789,671	31.93%
Technion Funds (2)	1,403,745	5.10%
Catalyst Funds (3)	1,658,544	6.02%
Gilad Shabtai (4)	3,276,770	11.90%
LSP V Coöperatieve U.A. (5)	2,653,673	9.64%
Global Health Science Fund I, L.P. (6)	1,658,543	6.02%

The following table sets forth information concerning the beneficial ownership to our directors and named executive officers in place as of March 31, 2018.

Directors and Named Executive Officers
Robert Ward (7)	10,000	*	%
Tomer Kariv (8)	8,789,671	31.93%
Dr. Silvia Noiman, Ph.D., MBA (9)	485,223	1.76%
Ran Nussbaum (10)	8,789,671	31.93%
Gadi Veinrib	—	*	%
Zafrira Avnur, Ph.D.	2,263	*	%
Martijn Kleijwegt (11)	2,653,673	9.64%
Steven D. Rubin (12)	59,120	*	%
Gregory Weaver (13)	4,500	*	%
Dr. Pedro Huertas (14)	114,814	*	%
All directors and executive officers as a group (10 persons) (15)	12,119,264	44.03%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)	Based on a Form 4 filed with the SEC on March 23, 2018. Consists of 2,287,937 shares of common stock held by Pontifax (Cayman) III, L.P., Cayman III, 4,900,249 shares of common stock held by Pontifax (Israel) III, L.P. Israel III, 384,544 shares of common stock held by Pontifax (Cayman) IV L.P., Cayman IV, 789,878 shares of common stock held by Pontifax (Israel) IV, L.P., Israel IV, and 427,063 shares of common stock held by Pontifax (China) IV L.P., China IV. Pontifax Management Fund III L.P., Pontifax III, is the general partner of Cayman III and Israel III. Pontifax Management III G.P. (2011) Ltd., Management III, is the general partner of Pontifax III. As a result, each of Management III and Pontifax III may be deemed to share voting and dispositive power with respect to the shares held by Cayman III and Israel III. Each of Management III and Pontifax III disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. Pontifax IV GP L.P., Pontifax IV, is the general partner of Cayman IV, Israel IV and China IV. Pontifax Management 4 G.P. (2015) Ltd., Management 4, is the general partner of Pontifax IV. As a result, each of Management 4 and Pontifax IV may be deemed to share voting and dispositive power with respect to the shares held by Cayman IV, Israel IV and China IV. Each of Management 4 and Pontifax IV disclaim beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The address of the entities affiliated with Pontifax Funds is 14 Shenkar St., Herzeliya, Israel.
(2)	Based on a Schedule 13G filed with the SEC on December 29, 2017. Consists of 694,423 shares of common stock held by Technion Investment Opportunities Fund L.P. and 709,322 shares of common stock held by Technion Research and Development Foundation Ltd. Technion Research and Development Foundation Ltd. is the general partner of Technion Investment Opportunities Fund L.P. and shares voting power and investment control over shares held by Technion Investment Opportunities Fund L.P. The address of the entities affiliated with Technion Funds is Israel Institute of Technology, Technion City, Haifa, 320003 Israel.
(3)	Based on a Schedule 13D filed with the SEC on December 29, 2017. Consists of 1,450,894 shares of common stock held by CEL CATALYST China Israel Fund L.P. and 207,650 shares of common stock held by Catalyst CEL Fund L.P. CEL Catalyst China Israel General Partner Limited, General Partner, is the general partner of each of Catalyst CEL Fund L.P. and CATALYST China Israel Fund L.P. and shares voting power and investment control over such shares. Catalyst CEL Management Ltd. is the management company and sole shareholder of General Partner and shares voting power and investment control over such shares. The address of the entities affiliated with Catalyst Funds is 28 Haarbaa St., Tel Aviv 64731 Israel.
(4)	Based on a Schedule 13G filed with the SEC on December 29, 2017. Consists of 3,276,770 shares of common stock held by Gilad Shabtai.
(5)	Based on a Schedule 13D filed with the SEC on December 29, 2017. Consists of 2,653,673 shares of common stock held by LSP V Coöperatieve U.A. LSP V Management B.V. is the director and manager of LSP V Coöperatieve U.A. and shares voting power and investment control over shares held by LSP V Coöperatieve U.A.
(6)	Based on a Schedule 13G filed with the SEC on December 29, 2017. Consists of 1,658,543 shares of common stock held by Global Health Science Fund I, L.P. GHS Partnership L.P. is the general partner of Global Health Science Fund I, L.P. and shares voting power and investment control over such shares. GHS Partners Limited is the general partner of GHS Partnership L.P. and shares voting power and investment control over such shares.
(7)	Consists of 10,000 shares purchased at market by Mr. Ward on March 23, 2018.
(8)	Consists of 8,789,671 shares of common stock of the Pontifax Funds as to which Mr. Kariv may be deemed to share voting power and investment control in his capacity as a managing partner of Management III and Management 4. Mr. Kariv disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(9)	Consists of vested options to purchase 485,223 shares of common stock.
(10)	Consists of 8,789,671 shares of common stock held by the Pontifax Funds as to which Mr. Nussbaum may be deemed to share voting power and investment control in his capacity as a managing partner of Management III and Management 4. Mr. Nussbaum disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(11)	Consists of 2,653,673 shares of common stock held by LSP V Coöperatieve U.A. as to which Mr. Kleijwegt may be deemed to share voting power and investment control in his capacity as a managing director of LSP V Management B.V. Mr. Kleijwegt disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(12)	Consists of vested options to purchase 59,120 shares of common stock.
(13)	Consists of 4,500 shares purchased at market by Mr. Weaver on March 23, 2018.
(14)	Includes vested options to purchase 114,814 shares of common stock.
(15)	Numbers do not compute due to Mr. Kariv and Mr. Nussbaum’s potential deemed shared voting control and investment power over shares of common stock held by the Pontifax Funds.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except for that one report, covering one transaction, filed by Mr. Nussbaum; that one report, covering one transaction, filed by Dr. Heft; that one report, covering one transaction, filed by Opko Health, Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers, which include our principal executive officer and the next two most highly compensated executive officers in 2017, during the years ended December 31, 2017 and 2016.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Robert E. Ward Chief Executive Officer	2017	—	—	5,305,696	3,428,806	—	—	—	8,734,502
Gregory Weaver (6) Chief Financial Officer	2017	2,836	—	—	1,569,084	—	—	19	1,571,939
Pedro Huertas, MD, Ph.D. (6) Chief Medical Officer	2017	9,305	3,107	—	—	—	—	1,391	13,803
Dr. Silvia Noiman, Ph.D., MBA (6) Former Chief Executive Officer	2017	4,116	1,061	—	—	—	—	—	5,177

The following table describes the compensation awarded to, earned by, or paid to named executive officers who served prior to the Transaction for the fiscal years ended December 31, 2017 and 2016. The following amounts were earned for services rendered to Sevion prior to the Transaction.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)		Total ($)
David Rector	2017	90,000	—	—	132,165	—	—	—		222,165
Former Chief Executive Officer	2016	90,000	—	—	—	—	—	—		90,000
James Graziano	2017	121,087	—	—	—	—	—	207,619	(7)	328,706
Former Chief Technology Officer	2016	133,606	—	—	—	—	—	1,413	(8)	135,019
Miguel de los Rios	2017	86,941	—	—	—	—	—	172,370	(9)	258,861
Former Vice President of Research and Development	2016	108,366	—	—	—	—	—	—		108,366
Vaughn Smider, M.D., Ph.D.	2017	39,538	—	—	—	—	—	58,008	(10)	97,546
Former Chief Scientific Officer	2016	78,154	—	—	—	—	—	—		78,154

(1)

Reflects the position held by the named executive officer at the end of 2017 or, for persons no longer serving at year-end, the executive’s final position held in 2017. Effective December 19, 2017, Mr. Rector, Mr. Graziano, Mr. de los Rios and Dr. Smider resigned from service. Following the consummation of the Transaction on December 20, 2017, Dr. Noiman was appointed as our Chief Executive Officer. On December 26, 2017, Dr. Noiman resigned from service, and Mr. Ward was appointed as our Chief

Executive Officer. Also effective on December 20, 2017, Mr. Weaver was appointed as our Chief Financial Officer and Dr. Huertas was appointed as our Chief Medical Officer, both of whom served in these positions with Private Eloxx prior to the Transaction.
(2)	Amounts represent annual cash bonuses paid to Dr. Noiman, pursuant to her consulting agreement, and to Dr. Huertas pursuant to his offer letter, as described below.
(3)	Amounts reflect the aggregate grant date fair value of stock awards granted during the relevant fiscal year calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. These amounts do not reflect the actual economic value that may be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. The grant date fair value was not adjusted to take into account any estimated forfeitures.
(4)	Amounts reflect the aggregate grant date fair value of option awards granted during the relevant fiscal year calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. These amounts do not reflect the actual economic value that may be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. The grant date fair value was not adjusted to take into account any estimated forfeitures.
(5)	Amounts shown in the “All Other Compensation” column include severance and vacation payments, along with Company contributions to a tax qualified 401(k) plan and insurance premiums for medical payments, that were paid consistent with the Company’s policies to, or on behalf of, our currently employed named executive officers in 2017 and 2016.
(6)	The amounts disclosed for Mr. Weaver and Drs. Noiman and Huertas reflect only the amounts earned for services rendered to the Company after the Transaction became effective. Compensation earned by Mr. Weaver and Drs. Noiman and Huertas for services rendered to Eloxx Private are not included above.
(7)	Amount represents a severance payment, vacation pay out payment, and insurance premiums for medical payments for the amounts of $122,500, $17,854, and $67,265, respectively.
(8)	Amount represents a vacation payout payment.
(9)	Amount represents a severance payment, vacation pay out payment, and insurance premiums for medical payments for the amounts of $87,500, $17,605, and $67,265, respectively.
(10)	Amount represents a severance payment and vacation pay out payment for the amounts of $40,000 and $18,008, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the equity awards held by our named executive officers who served post-Transaction, as of December 31, 2017. The number of securities underlying unexercised stock options and the stock option exercise prices included in the table reflect the conversion of the stock options that occurred in connection with the Transaction, as described above.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($) (1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or value of unearned shares, units or other rights that have not vested ($) (1)
Robert E. Ward	12/26/2017	—	640,785(2)	22,427(3)	8.00	12/26/2027	640,785(2)	5,126,280	22,427(3)	179,416
Gregory Weaver (*)	12/20/2017(4)	—	399,266	—	6.00	12/20/2027	—	—	—	—
Pedro Huertas, MD, Ph.D. (*)	7/16/2017 (5)	900	13,495	—	0.96	7/16/2027	—	—	—	—
	1/24/2016 (6)	14,558	10,399	—	1.00	1/24/2026	—	—	—	—
	5/1/2015 (4)	75,227	45,136	—	1.00	5/1/2025	—	—	—	—
Dr. Silvia Noiman, Ph.D., MBA (*)	7/16/2017 (5)	2,847	42,709	—	0.96	7/16/2027	—	—	—	—
	1/24/2016 (6)	40,763	29,117	—	1.00	1/24/2026	—	—	—	—
	11/16/2014 (7)	74,871	—	—	0.80	1/16/2024	—	—	—	—
	4/26/2014 (7)	349,400	—	—	0.01	4/26/2024	—	—	—	—

The following table shows the equity awards held by our named executive officers who served prior to the Transaction, as of December 31, 2017. The number of securities underlying unexercised stock options and the stock option exercise prices included in the table reflect the conversion of the stock options that occurred in connection with the Transaction, as described above.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($) (1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or value of unearned shares, units or other rights that have not vested ($) (1)
David Rector	12/19/2017(7)	27,500	—	—	6.00	12/19/2027	—	—	—	—
	11/18/2014(7)	1,847	—	—	16.60	11/18/2024	—	—	—	—
	5/14/2014(7)	1,053	—	—	55.40	5/14/2024	—	—	—	—
	9/13/2013(7)	185	—	—	108.00	9/13/2023	—	—	—	—
	5/17/2013(7)	122	—	—	86.00	5/17/2023	—	—	—	—
	2/19/2013(7)	48	—	—	264.00	2/19/2023	—	—	—	—
	11/16/2012(7)	176	—	—	330.00	11/16/2022	—	—	—	—
	5/16/2012(7)	5	—	—	410.00	5/16/2022	—	—	—	—
	2/16/2012(7)	7	—	—	480.00	2/16/2022	—	—	—	—
	11/16/2011(7)	41	—	—	400.00	11/16/2021	—	—	—	—
	9/30/2011(7)	115	—	—	460.00	9/30/2021	—	—	—	—
	5/17/2011(7)	13	—	—	540.00	5/17/2011	—	—	—	—
	2/14/2011(7)	9	—	—	580.00	5/14/2021	—	—	—	—
	11/17/2010(7)	96	—	—	520.00	11/17/2020	—	—	—	—
	5/20/2010(7)	5	—	—	1,220.00	5/20/2020	—	—	—	—
	2/19/2010(7)	25	—	—	580.00	5/19/2020	—	—	—	—
	11/19/2009(7)	43	—	—	780.00	11/19/2019	—	—	—	—
	5/6/2009(7)	5	—	—	1,180.00	5/6/2019	—	—	—	—
	2/20/2009(7)	6	—	—	940.00	2/20/2019	—	—	—	—
	11/19/2008(7)	38	—	—	1,200.00	11/18/2019	—	—	—	—
James Graziano	11/18/2014(7)	773	—	—	16.60	11/18/2024	—	—	—	—
Miguel de los Rios	11/18/2014(7)	1,275	—	—	53.00	11/18/2024	—	—	—	—
	5/16/2014(7)	5,654	—	—	53.00	5/16/2024	—	—	—	—
Vaughn Smider, M.D., Ph.D.	11/18/2014(7)	1,266	—	—	16.60	11/18/2024	—	—	—	—

(1)	The market value of the stock awards is determined by multiplying the number of shares subject to such award times $8.00, which is the closing price of the Company’s common stock on December 29, 2017, the last business day of 2017.
(2)	Subject to time-based vesting over a four-year period with one-third vesting on the first anniversary of the date of grant, and one-twelfth vesting on a quarterly basis thereafter, subject to Mr. Ward’s continued employment or service with the Company through each applicable vesting date. Vesting may also be accelerated following the achievement of certain Company performance milestones.
(3)	Will become earned upon achievement of the first successful completion of a Phase-2B study with respect to any indication and will vest in full on the date earned, subject to Mr. Ward’s continued employment or service with the Company through the applicable vesting date.

(4)	Subject to time-based vesting over a four-year period with one-quarter vesting on the first anniversary of the date of grant, and one-twelfth vesting on a quarterly basis thereafter, subject to the named executive officer’s continued employment or service with the Company through each applicable vesting date.
(5)	Subject to time-based vesting over a four-year period on a quarterly basis beginning on the first quarter following the date of grant, subject to the named executive officer’s continued employment or service with the Company through each applicable vesting date.
(6)	Subject to time-based vesting over a three-year period on a quarterly basis beginning on the first quarter following the date of grant, subject to the named executive officer’s continued employment or service with the Company through each applicable vesting date.
(7)	This award was fully vested as of December 31, 2017.
(*)	Prior to the Transaction, the board of directors of Eloxx Limited, upon the recommendation of its compensation committee, granted stock options. Upon completion of the Transaction, outstanding stock options were converted into stock options with respect to the Company’s common stock, on substantially the same terms and conditions as were applicable immediately prior to the Transaction. The number of shares of the Company common stock subject to each converted stock option was determined by multiplying the number of ordinary shares of Eloxx Limited stock subject to such award by the exchange ratio used in the Transaction and the exercise price of each converted award was determined by dividing the exercise price of such award by the exchange ratio. The awards were also adjusted to reflect the reverse stock split that was effective on December 19, 2017.

Employment Arrangements

The initial terms and conditions of employment for each of our named executive officers are set forth in employee offer letters. Each of our named executive officers is an at-will employee. The following table sets forth the current base salaries and fiscal year 2018 bonus targets for our named executive officers:

Named Executive Officer	Fiscal Year 2018 Salary ($)	Fiscal Year 2018 Bonus Target ($)
Robert E. Ward	$450,000	$225,000
Gregory Weaver	$345,000	$138,000
Dr. Pedro Huertas, MD, Ph.D.	$346,500	$138,600

We have entered into agreements with each of our named executive officers setting for the terms of their service or employment with us. Below is a description of the material terms of each of the agreements.

Employment Agreement with Robert E. Ward

Pursuant to his employment agreement with us effective as of December 26, 2017, Mr. Ward is entitled to an annual base salary of $450,000, which will be increased to $500,000 following the successful consummation of the first transaction or series of related transactions in which the Company sells securities for capital raising purposes which results in gross proceeds to the Company of at least $30 million, but in no event earlier than January 2019. Mr. Ward is also eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, subject to the achievement of performance milestones determined by our Board. Mr. Ward is also eligible to earn transaction bonuses as follows: (i) a bonus of $200,000 following the consummation of a first transaction between the Company and a strategic pharmaceutical company, and (ii) a bonus of $200,000 following the successful consummation of a fundraising by the Company which exceeds $10 million, in each case, as determined by our Board, in its reasonable discretion. Mr. Ward is also eligible to participate in the Company’s benefit programs as made generally available to other senior executives and is eligible to receive annual equity grants, in the discretion of our Board or any committee thereof.

In connection with his hire, Mr. Ward’s employment agreement also provides for him to be granted certain inducement awards, subject to performance- and/or time-based vesting conditions, as applicable. These awards are described further below under “Equity Compensation—Inducement Grants Made to Mr. Ward.”

Upon termination of Mr. Ward’s employment by the Company without cause or by Mr. Ward for good reason (each such term, as defined in the employment agreement), Mr. Ward will be entitled to (1) continued payments of his base salary for 12 months, (2) payments for COBRA coverage at applicable rates for 12 months, (3) any annual bonus earned but unpaid for the year immediately prior to his termination date, (4) a pro-rata portion of the annual bonus to which he would otherwise have been entitled for the year of termination, based on achievement of performance goals as determined by our Board in good faith, (5) accelerated vesting of 25% his unvested shares subject to all stock options, restricted stock units and other equity awards, and (6) an additional nine months in which to exercise any vested stock options (but not to exceed the original term of the award). If Mr. Ward’s employment is terminated by the Company without cause or by Mr. Ward for good reason within 24 months following (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, other than a transaction in which the holders of Common Stock (on an as converted basis) immediately prior thereto have the same, or substantially similar, proportionate ownership of Common Stock (on an as converted basis) of the surviving corporation immediately after the transaction and a transaction in which the holders of Common Stock (on an as converted basis) immediately prior thereto own a majority of the voting power of the surviving corporation; or (b) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or all or substantially all of the outstanding and issued shares of the Company (a “Significant Event”), he will be entitled to (1) continued payments of his base salary for 18 months, (2) payments for COBRA coverage at applicable rates for 18 months, (3) any annual bonus earned but unpaid for the year immediately prior to his termination date, (4) payment of his full annual bonus to which he would otherwise have been entitled for the year of termination, (5) accelerated vesting of all of his unvested shares subject to all stock options, restricted stock units and other equity awards, and (6) an additional 12 months in which to exercise any vested stock options (not to exceed the original term of the award). Mr. Ward is also eligible for certain tax gross up benefits in the event that payments to him under the employment agreement are subject to Section 280G and 4999 of the Internal Revenue Code.

If Mr. Ward’s employment is terminated by the Company for cause or by Mr. Ward without good reason, the Company shall pay Mr. Ward (1) any unpaid base salary through the date of termination and any accrued vacation; (2) reimbursement for any unreimbursed expenses owed to Mr. Ward; and (iii) all other payments and benefits to which Mr. Ward is entitled under the terms of any applicable compensation arrangement or benefit, equity or other plan or program, including but not limited to any applicable insurance benefits, payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law only, and shall not be obligated to make any additional payments to Mr. Ward.

Employment Agreement and Offer Letter with Gregory Weaver

On October 2, 2017, Eloxx Limited entered into an offer letter with Mr. Weaver, which we assumed in the Transaction. Pursuant to the offer letter Mr. Weaver was entitled to an annual base salary of $345,000 and was also eligible to earn an annual cash bonus, with a target of 40% of his annual base salary, based upon the achievement of performance milestones determined by our Board. Mr. Weaver’s offer letter also provided for him to be granted stock options under the 2013 Plan in connection with the Transaction, which stock options were granted on December 20, 2017, subject to time-based vesting conditions and additional terms and conditions as set forth in the applicable award agreement.

On March 12, 2018, we entered an employment agreement with Mr. Weaver, pursuant to which he is entitled to receive a base salary at an annual rate of $345,000, payable bimonthly during the term of his employment. He is also eligible to earn an annual, performance-based bonus of up to 40% of his base salary, at the discretion of the Board or any committee thereof.

Upon the termination of Mr. Weaver’s employment agreement by the Company without cause or a resignation by Mr. Weaver for good reason, Mr. Weaver will be entitled to (1) continued payments of his base salary for 12 months, (2) payments for COBRA coverage at applicable rates for 12 months, (3) any Annual Bonus (as defined in the employment agreement) earned but unpaid for the year immediately prior to the date his employment terminated, (4) a pro-rata portion of the Target Bonus (as defined in the employment agreement) based the number of days that Mr. Weaver was employed during such performance year or achievement of performance goals as determined by the Board in good faith, depending on whether performance goals were established as of the date of termination, (5) accelerated vesting of an additional 25% of the total shares subject to all of his stock options, restricted stock units and other equity awards, and (6) a post-termination stock option exercise period for the shorter of 9 months or for the remaining term of the award.

If Mr. Weaver’s employment is terminated by the Company without cause or Mr. Weaver resigns for good reason within 24 months following a Significant Event, he will be entitled to (1) continued payments of his base salary for 18 months, (2) payments for COBRA coverage at applicable rates for 18 months, (3) any Annual Bonus (as defined in the employment agreement) earned but unpaid for the year immediately prior to the date his employment terminated, (4) the full Target Bonus (as defined in the Weaver Agreement) for the performance year in which his employment terminated, (5) accelerated vesting of all of the unvested shares subject to all of his stock options, restricted stock units and other equity awards, and (6) a post-termination stock option exercise period for the shorter of 12 months or for the remaining term of the award.

If Mr. Weaver’s employment is terminated by the Company for cause or by Mr. Weaver without good reason, the Company shall pay Mr. Weaver (1) any unpaid base salary through the date of termination and any accrued vacation; (2) reimbursement for any unreimbursed expenses owed to Mr. Weaver; and (iii) all other payments and benefits to which Mr. Weaver is entitled under the terms of any applicable compensation arrangement or benefit, equity or other plan or program, including but not limited to any applicable insurance benefits, payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law only, and shall not be obligated to make any additional payments to Mr. Weaver.

Employment Agreement and Offer Letter with Pedro Huertas

On April 16, 2017, Eloxx Limited entered into an offer letter with Dr. Huertas, which we assumed in the Transaction. Pursuant to the offer letter Dr. Huertas was entitled to an annual base salary of $300,000 and was also eligible to earn an annual cash bonus, with a target of 30% of his annual base salary, based upon the achievement of performance milestones determined by our Board. Dr. Huertas was also entitled to participate in our vision, health and dental insurance plans, as well as our 401(k) retirement plan, and to vacation and business expense reimbursement benefits. Pursuant to his offer letter, Dr. Huertas also received certain stock option grants and a one-time cash bonus in connection with his hire in 2015.

On March 12, 2018, we entered into an employment agreement with Dr. Huertas, pursuant to which Dr. Huertas is entitled to receive a base salary at an annual rate of $346,500, payable bimonthly during the term of his employment. He is also eligible to earn an annual, performance-based bonus with a target bonus of up to 40% of his base salary, at the discretion of the Board. Under the employment agreement, the Company will grant to Dr. Huertas an option to purchase 104,725 shares of the Company’s common stock (the “Huertas Option Award”) and a restricted stock unit award (the “Huertas RSU Award”) representing 104,725 shares of the Company’s common stock under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), as soon as possible after such equity plan becomes effective. The Huertas Option Award and the Huertas RSU Award are each subject to vesting over four years with one-fourth of the grant vesting on the first anniversary of the grant date (the “Cliff Vesting Date”) and one-sixteenth of the grant vesting on each successive quarterly anniversary of the Cliff Vesting Date. The employment agreement is terminable at will by either the Company or Dr. Huertas.

Upon the termination of the employment agreement by the Company without cause or a resignation by Dr. Huertas for good reason, Dr. Huertas will be entitled to (1) continued payments of his base salary for 12 months, (2) payments for COBRA coverage at applicable rates for 12 months, (3) any Annual Bonus (as defined in the employment agreement) earned but unpaid for the year immediately prior to the date his employment terminated, (4) a pro-rata portion of the Target Bonus (as defined in the employment agreement) based the number of days that Dr. Huertas was employed during such performance year or achievement of performance goals as determined by the Board in good faith, depending on whether performance goals were established as of the date of termination, (5) accelerated vesting of an additional 25% of the total shares subject to all of his stock options, restricted stock units and other equity awards, and (6) a port-termination stock option exercise period for the shorter of 9 months or for the remaining term of the award.

If Dr. Huertas’s employment is terminated by the Company without cause or by Dr. Huertas for good reason within 24 months following a Significant Event, he will be entitled to (1) continued payments of his base salary for 18 months, (2) payments for COBRA coverage at applicable rates for 18 months, (3) any Annual Bonus earned but unpaid for the year immediately prior to the date his employment terminated, (4) the full Target Bonus for the performance year in which his employment terminated, (5) accelerated vesting of all of the unvested shares subject to all of his stock options, restricted stock units and other equity awards, and (6) a post-termination stock option exercise period for the shorter of 12 months or for the remaining term of the award.

If Dr. Huertas’s employment is terminated by the Company for cause or by Dr. Huertas without good reason, the Company shall pay Dr. Huertas (1) any unpaid base salary through the date of termination and any accrued vacation; (2) reimbursement for any unreimbursed expenses owed to Dr. Huertas; and (iii) all other payments and benefits to which Dr. Huertas is entitled under the terms of any applicable compensation arrangement or benefit, equity or other plan or program, including but not limited to any applicable insurance benefits, payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law only, and shall not be obligated to make any additional payments to Dr. Huertas.

Consulting Agreement with and Resignation of Silvia Noiman, Ph.D.

Pursuant to her consulting agreement with Eloxx Limited on December 1, 2014, which we assumed in the Transaction, Dr. Noiman, who served as Sevion’s Chief Executive Officer for a brief time period following the Transaction, was entitled to a monthly consulting fee of NIS 60,000 + VAT (approximately $17,000 USD) for her services as Chief Executive Officer and was also eligible to earn an annual cash bonus of up to three times her monthly consulting fee based on the achievement of performance milestones to be determined by the compensation committee and approved by our Board. Dr. Noiman voluntarily resigned from her position as our Chief Executive Officer on December 26, 2017.

On March 13, 2018, Dr. Noiman entered into a Memorandum of Understanding (the “Noiman Agreement”) with us in connection with the termination of the consulting service relationship between the Company and Dr. Noiman on January 15, 2018. Under the Noiman Agreement, Dr. Noiman is entitled to receive 900,000 NIS (approximately $257,000 USD) in cash within ten days of the effective date of the Noiman Agreement. The Company will also grant Dr. Noiman a fully-vested option to purchase 141,389 shares of the Company’s common stock and 141,389 fully vested shares of the Company’s common stock, as soon as practicable after adoption of the 2018 Plan. Dr. Noiman continues to provide services to the Company as a director but does not receive any compensation for her services in such capacity.

Consulting Agreement with and Resignation of David Rector (former CEO of Sevion)

On January 9, 2015, Sevion entered into a consulting agreement with The David Stephen Group LLC, an entity wholly-owned and controlled by David Rector, who formerly served as Sevion’s Chief Executive Officer, setting forth Mr. Rector’s monthly compensation amount for the provision of his services, as well as certain other standard provisions, such as confidentiality and invention assignment restrictive covenants. Pursuant to his consulting agreement, Mr. Rector was originally entitled to a monthly consulting fee of $10,000 per month, which was increased by our compensation committee effective in June 2015 to $15,000 per month, and reduced by our compensation committee effective in March 2016 to $5,000 per month.

Mr. Rector voluntarily resigned from his position at Sevion as part of the Transaction, effective as of December 19, 2017. In connection with his resignation he was granted 27,500 options (split adjusted) with a total value $132,165, which vested immediately.

Executive Benefits and Perquisites

All of our full-time employees, including Messrs. Ward and Weaver and Dr. Huertas, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits. Messrs. Ward, Weaver and Dr. Huertas participate in these plans on the same basis as other eligible employees.

Prior to their resignations, both Dr. Noiman and Mr. Rector were engaged as consultants and did not receive any perquisites or participate in any benefit plans of the Company.

The value of these benefits is included above in the “All Other Compensation” column of the summary compensation table.

Retirement Plans

We maintain a 401(k) plan in which U.S. employees of the Company who meet certain eligibility requirements, including Messrs. Ward and Weaver and Dr. Huertas, are eligible to participate. The 401(k) plan is a U.S. tax-qualified defined contribution retirement plan under which eligible employees may defer their eligible compensation, subject to the limits imposed by the U.S. Internal Revenue Code, and the Company may, in its discretion, make a matching contribution of 100% on the first 3% of employee contributions and 50% on the employee contributions from 3% to 5%.

Prior to their resignations, both Dr. Noiman and Mr. Rector were engaged as consultants and did not participate in any retirement plans of the Company.

The value of these benefits is included above in the “All Other Compensation” column of the summary compensation table.

Equity Compensation

All of the stock options held by our named executive officers that were granted under the 2013 Plan and outstanding immediately prior to the Transaction were assumed by the Company and converted into stock options to purchase shares of our common stock, with the number of shares and exercise price of such stock options converted to give effect to the Transaction and to our reverse stock split. Each such converted stock option will otherwise continue to be subject to the same terms and conditions as were applicable to the related Eloxx stock option immediately prior to the Transaction.

Inducement Grants Made to Mr. Ward

Pursuant to his employment agreement, described above, on December 26, 2017, Mr. Ward received the following inducement awards pursuant to an inducement plan approved by our board of directors: 22,427 stock options and 22,427 restricted stock units awards, both of which will become earned and will vest upon the date that marks the first successful completion of a Phase-2B study with respect to any indication, subject to Mr. Ward’s continued service with us through such date; and 640,785 stock options and 640,785 restricted stock units awards, both of which will vest one-third on the first anniversary of the date of grant, and one-twelfth at the end of each quarter thereafter, subject to Mr. Ward’s continued service through the applicable vesting dates. Mr. Ward’s time-based awards may also be accelerated upon the achievement of certain Company performance milestones. The stock options granted to Mr. Ward have an exercise price equal to $8.00, which was the closing price of our common stock on the date of grant.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation awarded to, earned by or paid our non-employee directors in place starting as of December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tomer Kariv(1)	$—	—	—	—	—	—	$—
Ran Nussbaum (1)	$—	—	—	—	—	—	$—
Gadi Veinrib (1)	$—	—	—	—	—	—	$—
Zafrira Avnur, Ph.D. (1)	$—	—	—	—	—	—	$—
Martijn Kleijwegt (1)	$—	—	—	—	—	—	$—
Steven D. Rubin (3)	$—	—	236,326	—	—	—	$236,326

The following table sets forth information concerning the compensation awarded to, earned by or paid our non-employee directors who served as a director for part of the fiscal year 2017, but were no longer serving as of December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. Robert A. Heft, Ph.D. (1) (4)	$60,000	—	—	—	—	—	$60,000
John Braca (5)	$—	—	117,405	—	—	—	$117,405
Dr. Phillip Frost (5)	$—	—	36,982	—	—	—	$36,982
Dr. Vaungh Smider (6)	$—	—	—	—	—	—	—

(1)	Messrs. Kariv, Nussbaum, Veinrib, Kleijwegt and Drs. Heft and Avnur, each of whom served on the board of directors of Eloxx Limited prior to the Transaction, were appointed to serve on our Board on December 19, 2017. We did not pay any compensation, or make any equity awards or non-equity incentive plan awards, to any of these non-employee members of our Board, in 2017. Mr. Braca, Dr. Frost and Dr. Smider each resigned from service on our Board on December 19, 2017. Dr. Heft resigned from service on our board of directors and as Chairman of our Board on December 26, 2017.
(2)	Represents a grant of stock options made to Messrs. Rubin and Braca and Dr. Frost pursuant to the Amended and Restated Senesco Technologies, Inc. 2008 Incentive Compensation Plan in 2017, which each director elected to receive in lieu of cash fees, as described below. Each amount reflects the aggregate grant date fair value of the option award computed in accordance with FASB Topic ASC 718. Assumptions used in the calculation of these amounts are included in Notes 2 and 10 to the audited financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2017. The grant date fair value was not adjusted to take into account any estimated forfeitures.
(3)	As of December 31, 2017, Mr. Rubin held a total of 59,120 stock options.
(4)	As of December 31, 2017, Dr. Heft held a total of 340,415 stock options granted to him prior to the Transaction pursuant to the Eloxx Limited Employee Share Ownership and Option Plan (2013), which stock options were assumed by the Company in connection with the Transaction and converted to stock options to purchase shares of our common stock, as described above.
(5)	As of December 31, 2017, Mr. Braca and Dr. Frost held a total of 36,958 and 15,887 stock options, respectively.
(6)	As of December 31, 2017 Dr. Smider held a total of 1,266 and 711 stock options and warrants, respectively.

Prior to the Transaction, Messrs. Rubin and Braca and Dr. Frost were entitled to receive the following amounts of cash compensation, paid in quarterly increments as consideration for their service on the Board of Sevion during each fiscal year:

Annual (Base) Retainer	$10,000
Per Scheduled Board Meeting Fee	$1,500	(1)
Per Committee Meeting Fee	$750	(2)
Additional Annual Retainer:
Chairman of the Board of Directors	$5,000
Audit Committee Chair	$3,500
Compensation Committee Chair	$3,500
Nominating and Corporate Governance Committee Chair	$1,500
Non-Chair Committee Member Additional Retainer (All Committees)	$1,000
Maximum Per Diem for All Meetings	$2,000

(1)	$750 for telephonic meetings (less than 30 minutes: $375).
(2)	$375 for telephonic meetings.

However, the non-employee directors could elect to receive, in lieu of the above cash retainer and meeting fees, either (i) restricted stock units, or RSUs, covering that number of shares having a fair market value on the grant date equal to such cash award or (ii) a number of stock options equal to twice the number of RSU’s that would have been received, with an exercise price per share equal to the fair market value of our common stock on the option grant date.

In 2017, each of Messrs. Rubin and Braca and Dr. Frost elected to receive stock options in lieu of cash. Accordingly, the directors received stock options to purchase shares of our common stock with the exercise price per share equal to the closing price of our common stock on the option grant date. The grant date value of such equity awards is reflected in the table above. Each stock option award had a maximum term of 10 years subject to earlier termination 3 months following cessation of board service and was fully vested on the grant date. The awards were made pursuant to the Amended and Restated Senesco Technologies, Inc. 2008 Incentive Compensation Plan, or the 2008 Plan, which we adopted in December 2008 to for the grant of stock options, stock grants and stock purchase rights to certain designated employees and certain other persons performing services for the Company, as designated by the Board. We do not intend to make grants under the 2008 Plan following the effectiveness of the 2018 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	2,552,449		$4.11	252,995	(1)
Equity compensation plans not approved by security holders	1,143,261	(2)	$6.31	—

Total	3,965,710			252,995

(1)	On January 1 of each calendar year beginning with the calendar year 2015, the share reserve will automatically increase by 5% of the fully-diluted equity outstanding on the immediately preceding December 31, up to an annual maximum of 75,000 shares of common stock, provided that the aggregate number of shares subject to outstanding awards will not exceed 25% of the fully-diluted equity outstanding. An additional 75,000 shares were added on January 1, 2018.
(2)	Represents warrants to purchase 480,049 shares of common stock with a weighted-average exercise price of $3.97 per share, along with 640,785 time-vesting options to purchase our common stock with an exercise price equal to $8.00 per share and 22,427 performance-based options to purchase our common stock with an exercise price equal to $8.00 per share.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy and Procedures

We adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions.

For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

In considering related person transactions, the Audit Committee, or other independent body of our Board, takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the availability of other sources for comparable services or products and (d) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Certain Related Person Transactions

Reverse Merger and Subscription Agreements

On May 31, 2017, Sevion, Sevion Sub Ltd., an Israeli company (“Acquisition Sub”), which was a wholly-owned subsidiary of Sevion, and Private Eloxx entered into an Agreement (the “Transaction Agreement”), pursuant to which Acquisition Sub merged with and into Private Eloxx, with Private Eloxx becoming the surviving corporation and a wholly-owned subsidiary of Sevion (the “Transaction”).

On December 19, 2017, the Transaction was consummated. Upon consummation of the Transaction (the “Closing”), Sevion adopted the business plan of Private Eloxx and discontinued the pursuit of Sevion’s business plan pre-Closing. In connection with the Transaction, Sevion acquired all of the outstanding capital stock of Private Eloxx in exchange for the issuance of an aggregate 20,316,656 shares of Sevion’s common stock, par value $0.01 per share (the “Common Stock”), after giving effect to a 1-for-20 reverse split effected immediately prior to the Transaction (the “Reverse Merger”). As a result of the Transaction, Private Eloxx became a wholly-

owned subsidiary of Sevion. While Sevion was the legal acquirer in the transaction, Private Eloxx was deemed the accounting acquirer. Immediately after giving effect to the Transaction, on December 19, 2017, Sevion changed its name to Eloxx Pharmaceuticals, Inc.

The Transaction Agreement required that between the signing of the Transaction Agreement and the closing of the Transaction, both Sevion and Private Eloxx engage in various fundraising transactions with investors, including entities affiliated with their respective Board of Directors, in amounts that exceeded in the aggregate $30 million as previously disclosed.

Director and Officer Indemnification

Prior to the completion of the Transaction, we entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Policy for Approval of Related Person Transactions

Pursuant its charter, our Audit Committee is responsible for reviewing on an ongoing basis and approving all “related party transactions” in accordance with the policy described herein. Under the Company policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Related person transactions must be approved or ratified by the Audit Committee based on full information about the proposed transaction and the related person’s interest.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Eloxx Pharmaceuticals, Inc. Direct your written request to Eloxx Pharmaceuticals, Inc., Attn: Corporate Secretary, 950 Winter Street, Waltham, Massachusetts 02451. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Gregory Weaver

Corporate Secretary

April 16, 2018

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission, is available without charge upon written request to: Eloxx Pharmaceuticals, Inc., Attn: Corporate Secretary, 950 Winter Street Waltham, Massachusetts 02451.

ANNUAL MEETING OF ELOXX PHARMACEUTICALS, INC.

Date:	Wednesday, May 16, 2018
Time:	2:00 p.m. Tel Aviv Time
Place:	The Ritz Carlton, Herzliya, 4 Hashunit Street, Herzliya, 4655504 Israel

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposal 2.

1:	To elect the nine nominees for director named below to hold office until the 2019 Annual Meeting of Stockholders.
		For	Against	Abstain
	(01) Robert E. Ward	☐	☐	☐
	(02) Tomer Kariv	☐	☐	☐
	(03) Ran Nussbaum	☐	☐	☐
	(04) Silvia Noiman, Ph.D.	☐	☐	☐
	(05) Gadi Veinrib	☐	☐	☐
	(06) Zafrira Avnur, Ph.D.	☐	☐	☐
	(07) Martijn Kleijwegt	☐	☐	☐
	(08) Steven D. Rubin	☐	☐	☐
	(09) Jasbir Seehra, Ph.D.	☐	☐	☐

		For	Against	Abstain
2:

To ratify the selection by the Audit Committee of the Board of Directors of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

		☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Eloxx Pharmaceuticals, Inc.

to be held on Wednesday, May 16, 2018

for Holders as of March 19, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/elox	866-430-8292

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Robert E. Ward and Gregory Weaver, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Eloxx Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

All votes must be received by 5:00 P.M., Tel Aviv Time, May 15, 2018.

PROXY TABULATOR FOR ELOXX PHARMACEUTICALS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #